Exhibit 10.9(gg)

PEDIATRIC SERVICES OF AMERICA, INC.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2005)

PEDIATRIC SERVICES OF AMERICA, INC.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2005)

THIS AMENDED AND RESTATED NON-QUALIFIED DEFERRED COMPENSATION PLAN, adopted by PEDIATRIC SERVICES OF AMERICA, INC., a Georgia corporation (the “Company”), effective as of January 1, 2005 (the “Effective Date”);

W I T N E S S E T H:

WHEREAS, the Company established this Plan effective January 1, 2000, to provide key employees a non-qualified deferred compensation program and subsequently amended the Plan as of January 1, 2004;

WHEREAS, this Plan is intended to provide benefits to a select group of management or highly compensated personnel in order to attract and retain the highest quality executives and, therefore, is not intended to be a qualified plan within the meaning of sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, this Plan is intended to be an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), although Company contributions and voluntary compensation deferrals shall be held in a “rabbi trust,” viz. an irrevocable grantor trust, the assets of which can be used only to pay benefits under this Plan or, in the case of the Company’s insolvency, to pay claims of Company creditors;

WHEREAS, the Plan, as restated as of January 1, 2004, includes provisions that are inconsistent with Code Section 409A, as added by the American Jobs Creation Act of 2004.

WHEREAS, the Company now desires to amend and restate the Plan to reflect the changes required by Code Section 409A and to make certain other modifications;

NOW, THEREFORE, the Company hereby adopts this amendment and restatement of the PEDIATRIC SERVICES OF AMERICA, INC. NON-QUALIFIED DEFERRED COMPENSATION PLAN on the following terms and conditions:

1. Definitions. Whenever used in this Plan, the following words and phrases shall have the meaning set forth below, unless a different meaning is expressly provided or plainly required by the context in which the words or phrases are used

Active Participant means a Participant who has a currently-effective Written Election to defer a portion of his Plan Year Compensation in accordance with Section 3.1.

Beneficiary means a person designated by a Participant pursuant to Section 9.1 to receive Plan benefits in the event of the Participant’s death.

Board means the Board of Directors of the Company and its successors.

Change in Control means, as to Pre-AJCA Accounts:

(A) a change in ownership, holding or power to vote more than fifty percent (50%) of the voting stock of the Company;

(B) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, other than in connection with a transfer of substantially all of the assets of the Company to parties in the “controlled group of corporations” (as defined in section 1563 of the Internal Revenue Code of 1986) in which the Company is a member;

(C) substantially all of the assets of the Company are sold or otherwise transferred to parties that are not within the “controlled group of corporations” (as defined in section 1563 of the Internal Revenue Code of 1986) in which the Company is a member;

(D) the Company voluntarily files a petition for bankruptcy under federal bankruptcy law, or an involuntary bankruptcy petition is filed against the Company under federal bankruptcy law, which is not dismissed within 120 days of the filing;

(E) the Company makes a general assignment for the benefit of creditors;

(F) the Company seeks or consents to the appointment of a trustee, receiver, liquidator or similar person;

(G) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization; or

(H) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof; unless the election or the nomination for election by the Company’s shareholders of each new director was approved by a vote of at least three quarters of the directors still in office of the Company who were directors at the beginning of the period.

Change in Control, as to Post-AJCA Accounts, shall have the meaning prescribed by Regulations pursuant to Code Section 409A(2)(A).

Company means Pediatric Services of America, Inc., a Georgia corporation.

Company Contribution Account means an account under the Plan to which amounts which the Company contributes under Section 3.2 with respect to a Participant, together with adjustments pursuant to Section 3.5(C), are credited in accordance with Section 3.5.

Crediting Date means the date specified by the Committee for crediting the amount of any Participant contributions to the Participant Deferral Account of a Participant.

Designated Participant means a Participant whom the Board has authorized to defer a portion of his/her cash discretionary bonus compensation/incentive pursuant to this Plan.

Disability means, as to Pre-AJCA Accounts, (A) “disability” as defined in any group long-term disability policy or program sponsored by the Company and in effect at the time a Participant who has suffered a physical or mental impairment makes application under this Plan for a disability distribution, or (B) if no such policy or program is in force at such time, “disability” as defined in section 1382c(a)(3) of volume 42 of the United States Code and regulations promulgated thereunder, provided, however, that the disability (whether under the definition in (A) or in (B)) must be of a duration of at least six (6) consecutive months from the date the Participant suffers the disability, notwithstanding any different requirements of duration under either definition in the actual policy or program or in the United States Code, respectively. A Participant who has suffered a Disability shall be referred to as “Disabled” under this Plan. Notwithstanding anything in this definition to the contrary, a Participant shall also be deemed to be Disabled under this Plan without regard to the six month waiting period described in this section if the Plan Committee receives from the physician treating the Participant for the disabling condition written evidence satisfactory to the Plan Committee (in its sole discretion) to the effect that the Participant has incurred a disabling condition described in clauses (A) or (B) of this section and a certification that, in his/her professional opinion, such condition will continue for a duration of at least six months. For purposes of this section, the term “physician” means a doctor of medicine who is licensed and authorized to treat the type of condition which the Participant claims is disabling.

Disability means, as to Post-AJCA Accounts, a medically determinable physical or mental impairment that (A) renders the Participant unable to engage in any substantial gainful activity, provided that such impairment can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) is expected to result in death or can be expected to last for a continuous period of not less than 12 months, provided that the Participant is, on account of such impairment, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. Entry Date means the date a Participant’s participation in the Plan commences, as specified in Section 2.2.

Key Employee means an employee of the Company, selected by the Board, who is a member of a select group of management or highly compensated employees within the meaning of §2520.104-23 of the Department of Labor ERISA Regulations.

Life Insurance Contract means a life insurance policy described in Section 3.8.

Participant means (A) a Key Employee designated by the Board, in writing, to participate in the benefits under the Plan who timely files a written election pursuant to Section 2.4, below, and (B) a former Employee who, at the time of his termination from employment, retirement, death, or occurrence of Disability, retains, or whose Beneficiary retains, benefits earned under the Plan in accordance with its terms.

Participant Deferral Account means an account under the Plan to which amounts which a Participant elects to defer under Section 3.1, together with adjustments pursuant to Section 3.5(C), are credited in accordance with Section 3.5.

Performance-based Compensation means Plan Year Compensation that constitutes performance-based compensation within the meaning of Code Section 409A(a)(4)(B)(iii) and the Regulations thereunder, and that is based on services performed over a period of at least twelve months.

Plan means the Pediatric Services of America, Inc. Non-Qualified Deferred Compensation Plan, as amended from time to time, and the Trust Agreement established in connection herewith.

Plan Committee means the body of individuals appointed by the Board to handle the day-to-day responsibilities of administering the Plan. The Committee shall consist of at least three individuals who shall be appointed by the Board to serve at the pleasure of the Board. Unless the Board specifies otherwise, the Committee members shall be the Company’s Chief Executive Officer; Chief Financial Officer; and Vice President, Human Resources, and each member shall be removed from the Committee immediately upon the termination of his service in such capacity and assumed by any successor to the designated office. Any member of the Committee may resign, and his successor, if any, shall be appointed by the Board. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions, except to the extent all or any of such obligations are specifically imposed on the Board. Any Committee member who is an employee of the Company shall be deemed to have been removed by the Board immediately as of his termination of employment with the Company, without the necessity of further action by the Board.

Plan Year means the twelve (12) consecutive month period beginning each January 1 and ending each December 31.

Plan Year Compensation means for purposes of the elections under Section 2.4 of the Plan, the annual base salary paid to a Participant by the Company during any Plan Year, or portion thereof during which he is a Participant in this Plan, as reflected on the Participant’s form W-2. In addition, for Designated Participants (as defined above), Plan Year Compensation shall include cash bonus compensation, if any, in addition to base salary and subject to the provisions of Section 3.1(C); provided that a Participant shall be a Designated Participant for purposes of making deferrals out of bonus compensation only for such Plan Year or Plan Years as the Board may determine in its sole discretion.

Post-AJCA Account shall mean the portion of each Participant’s Participant Deferral Account that is attributable to compensation that would, but for the existence of a Written Election under this Plan, have been paid to the Participant in Plan Years beginning on and after January 1, 2005, as such amounts are adjusted for earnings and losses pursuant to Section 3.5. The Post –AJCA Account also shall include the portion of each Participant’s Company Contribution Account that is attributable to Company contributions that are made to the Plan on and after January 1, 2005, except to the extent allowable under Regulations pursuant to which the Plan may treat amounts contributed in 2005 as having been made before January 1, 2005, for purposes of Code Section 409A because, for example, such amounts were attributable to Participant Contributions made before January 1, 2005.

Retirement Benefit means, with respect to a particular Written Election, the unpaid balance of a Participant’s Participant Deferral Account and his Company Contribution Account attributable to such Written Election, which equals the total of (i) all contributions made by the Participant and allocated to his Participant Deferral Account pursuant to such Written Election, (ii) all contributions made by the Company and allocated to his Company Contribution Account with respect to contributions described in clause (i) of this section and (iii) all earnings deemed credited to his Participant Deferral Account and his Company Contribution Account from time to time in accordance with Section 3.5(C) with respect to amounts described in clauses (i) and (ii) of this section, reduced by (iv) losses and expenses deemed charged against such accounts from time to time in accordance with Section 3.5(C) with respect to amounts described in clauses (i) and (ii) of this section and (v) any distributions already paid from amounts described in clauses (i) through (iv) of this section.

Retirement means termination of employment with the Company on or after attainment of age 65.

Separation from Service shall mean the Participant’s termination of employment with the Company for any reason, as such definition is modified by Code Section 409A or any Regulations thereunder that address transfers of employment to affiliates or other issues.

Trust means the grantor (or “rabbi”) trust established by the Company in connection with this Plan.

Trust Agreement means the agreement between the Trustee and the Company establishing the Trust.

Trustee means Banker’s Life, or any successor trustee named to succeed such Trustee under the terms of the Trust Agreement established in connection with this Plan.

Written Election means the written deferral election document described in Section 2.4.

2. Participation.

2.1. Eligibility. A Key Employee of the Company is eligible to participate in this Plan on the Entry Date first following the date as of which each of the following events has occurred:

(A) the Board has designated him in writing as a Participant in the Plan;

(B) the Key Employee has made a Written Election in accordance with the terms of Section 2.4 below; and

(C) the Key Employee has completed the lesser of either: (i) twelve months of continuous service, or (ii) another number of months of continuous service determined and approved by the President of the Company.

2.2. Entry Date. Any Key Employee who is already participating in this Plan or who has met the Eligibility requirements specified in Section 2.1 as of the Effective Date shall remain a Participant in the Plan as of the Effective Date. Any Key Employee of the Company who meets the Eligibility requirements specified in Section 2.1 on or after the Effective Date of this Plan shall become a Participant on the first day of the payroll period immediately following the date on which he has met the Eligibility requirements.

2.3. Designation. The Board shall designate from time to time, in writing, the name of each Key Employee who shall be entitled to participate as an Active Participant in the Plan and the tier (for purposes of Section 3.1) to which each such Key Employee shall be assigned. The Board’s designation also shall include whether the Key Employee will be a Designated Participant. Such designations shall be initially effective as specified by the Board and shall continue as if reaffirmed each Plan Year without further action of the Board until the earliest of the Participant’s termination of employment from the Company for any reason, the Board’s written rescission of such designation (effective as determined by the Board but in no event prior to the date of the Board’s action) or the termination of this Plan. Such actions by the Board shall generally occur in the Board’s meeting during the fourth quarter (July-Sept) of the Company’s fiscal year (October 1 through September 30) such that each designated Key Employee who remains an Active Participant shall have sufficient time to make his Written Election as required by Section 2.4 below.

2.4. Written Election by Participant. Except as set forth below, each Key Employee designated by the Board as a Participant for a Plan Year shall submit to the Plan Committee a Written Election before the first day of the Plan Year for which he has been designated as a Participant. If a Key Employee will become a Participant after the first day of Plan Year, he shall have 30 days before or after his Entry Date to submit the Written Election. If a Participant fails to submit a Written Election within the period specified in this Section 2.4, he may not participate in the Plan until the first Entry Date of the next succeeding Plan Year (provided that he continues to be eligible under Section 2.1). Notwithstanding the foregoing, any Written Election to defer Plan Year Compensation that is Performance-based Compensation shall be made not later than six months before the end of the period over which the services to which it applies are performed.

(A) Each Written Election shall be made on the form or in the manner specified by the Plan Committee for this purpose and shall set forth:

(1)	the percentage of Plan Year Compensation or the dollar amount the Key Employee has determined to defer under the Plan for the Plan Year, pursuant to Section 3.1 below;

(2)	the investment vehicles into which the Key Employee directs that his Participant Deferral Account and his Company Contribution Account be invested and the percentage of his Participant Deferral Account and his Company Contribution Account allocated to each elected investment vehicle;

(3)	the date on which his benefit is to be distributed (or a distribution will commence) which is the earlier of the date specified by the Participant or when he has a Separation from Service with the Company;

(4)	the form in which his benefit with respect to the Written Election in question is to be distributed, which form must be available for selection on the Written Election form provided by Committee.

(B) The Written Election shall become effective with respect to such Participant as of the first day of the Plan Year that occurs after the date such Written Election is received by the Committee; provided, that a Participant who first becomes a Participant in the Plan during a Plan Year may enter into a Written Election to be effective as of the first payroll period next following the date he enters the Plan or, if later, the first payroll period that begins after the Participant submits his Written Election to the Committee. Unless earlier modified by the Participant under the terms of this Plan, a Participant’s election shall continue in effect until the Participant’s employment with the Company is terminated or, if earlier, until the Participant ceases to be an Active Participant under the Plan. Notwithstanding the foregoing, the portion of a Written Election directing the investment of the Participant’s Participant Deferral Account and Company Contribution Account shall remain in effect until modified by the Participant, notwithstanding the Participant’s termination of employment or cessation of active participation in the Plan.

(C) A Participant may change a submitted Written Election in accordance with the following:

(1)	A Participant may change the investment vehicle(s) and the percentage allocation of his Participant Deferral Account and his Company Contribution Account allocated to each investment vehicle in the manner and frequency and as of the dates specified by the Committee, and only in such funds as designated by the Plan Committee and as included in the Plan. Such a change may be made by the Beneficiary of a deceased Participant to the extent that the Beneficiary is entitled to a benefit under this Plan.

(2)	A Participant may change the date or form of distribution as to his Pre-AJCA Account by submitting a new Written Election to the Plan Committee, provided that such change is submitted at least ninety (90) days prior to the original date of distribution, the new date of distribution is subsequent to the original date of distribution, and only one such change may be made after the original election. Notwithstanding anything contained herein to the contrary, the date and form of distribution selected on the Written Election made for the Plan Year beginning January 1, 2004, shall supercede any contrary election for any previous Plan Year. A Participant may change the date or form of distribution as to his Post-AJCA Account only as set forth in Section 6.3.

(3)	The portion of Plan Year Compensation deferred pursuant to Section 3.1 and specified in the Written Election for a given Plan Year (or part of a Plan Year) may not be changed.

2.5. Duration of Participation/Designated Participation. Any Key Employee who has become a Participant at any time shall remain a Participant, even though he is no longer an Active Participant, until his entire benefit under the terms of the Plan has been paid to him (or to his Beneficiary in the event of his death), at which time he ceases to be a Participant. Once identified by the Board as a Designated Participant, a Participant shall remain in that status for purposes of this Plan until the earlier of (i) the termination of the Participant’s employment with the Company for any reason, (ii) the Board’s revocation of the Participant’s status as such or as a Designated Participant or (iii) the termination of this Plan by the Company.

2.6. Maintenance of Records. Records regarding the designation of Participants by the Board shall be maintained in the corporate minute book. The Written Elections by Participants shall be maintained in the corporate records with all other files pertaining to this Plan.

3. Contributions and Allocation.

3.1. Participant Contributions.

(A) A Participant may elect to defer a portion of his Plan Year Compensation each Plan Year (described either as a percentage of Plan Year compensation or a flat dollar amount), up to the maximum amount allowed pursuant to following schedule for the tier to which such Participant belongs (as determined by the Board pursuant to Section 2.3):

Tier	Maximum Deferral %
Tier 1	100%
Tier 2	25%
Tier 3	12%
Tier 4	10%

(B) If the Participant has elected to defer a specified dollar amount for a given Plan Year in accordance with Sections 2.4 and 3.1(A), once a Participant’s contributions for that Plan Year have reached such elected dollar amount, such Participant shall not be allowed to defer additional portions of his Plan Year Compensation for the remainder of the Plan Year. Any deferred amounts in excess of his elected dollar amount can be refunded to the Participant as soon as practicable.

(C) Subject to the limitations of Section 3.1(A), for purposes of the elections under Section 2.4 and the limitations under Section 3.1 of the Plan, the election by Designated Participants to defer amounts out of cash bonus compensation shall be made, if at all:

(1) by Written Election but separately from the election to defer out of base salary, but subject to the same maximum deferral percentage applicable to regular Plan Year Compensation;

(2) prior to both (i) the date a discretionary bonus is declared and (ii) the beginning of the Plan Year in which the bonus is paid.

(3) If a bonus constitutes performance-based compensation within the meaning of Code Section 409A(a)(4)(B)(iii), and is based on services performed over a period of at least 12 months, then notwithstanding (2) above, a Participant may make a Written Election as to such bonus no later than six months before the end of the period over which it is based. The rule in this paragraph (3) regarding the timing of a Written Election shall take precedence over the timing rule in (2) above if the bonus constitutes performance-based compensation subject to this paragraph (3). As to performance-based compensation paid in 2005, the Plan shall apply any transition rules as the IRS may prescribe by regulation or otherwise, to ensure that Participants may make deferral elections from performance-based bonuses paid in 2005 that are attributable to service in 2004 or earlier periods.

(4) The percentage limitation on deferrals in Section 3.1(A) shall apply separately to deferrals from base compensation and bonus compensation (in the case of Designated Participants); accordingly, bonuses shall not be taken into account when determining the maximum deferral from base compensation and vice-versa.

(D) Participant deferral contributions (including without limitation bonus deferral contributions described in Section 3.1(C)) shall be collected by payroll deduction. In the case of a Written Election that specifies a flat dollar amount, the amount specified (other than amounts deferred from cash bonuses by Designated Participants) shall be deducted on pro-rated basis over the payroll periods during the affected Plan Year; in the case of a Written Election to defer a flat dollar amount of a cash bonus, the specified amount shall be deducted from the bonus payment.

3.2. Company Contributions. On behalf of each Participant for any Plan Year, the Company may contribute to the Plan an amount equal to a percentage of the amount each Participant contributes to the Plan as a Participant Contribution. The applicable percentage of the amount contributed by each Participant shall be determined and authorized by the Board in its sole discretion. The contribution rate may (1) differ among Participants in the various Tiers; (2) differ as to Participant Contributions from base compensation or bonus; (3) be limited to Participant Contributions that do not exceed a specified percentage of Plan Year Compensation or a particular dollar amount; or (4) be allocated taking into account any combination of (1)-(3) preceding or in any other manner specified by the Board.

3.3. Allocation of Participant Contributions. All amounts which a Participant elects to defer under the terms of this Plan shall be allocated to his Participant Deferral Account. Each such Participant Deferral Account shall be credited with earnings as provided in Section 3.5 below.

3.4. Allocation of Company Contributions. In each Plan Year, the amount of any contribution determined for each Participant under Section 3.1 above shall be allocated to the Company Contribution Account of each Participant by the first day of the month following the time in which the deferral from pay was made. Each such Company Contribution Account shall be credited with earnings as in Section 3.5 below.

3.5. Adjustments to Participant Deferral Account and Company Contribution Account. With respect to each Participant who has a Participant Deferral Account or a Company Contribution Account under the Plan, the amount credited to each such account shall be adjusted by the following debits and credits, at the times and in the order stated:

(A)	Each account shall be debited each business day with the total amount of any payments made from such account since the last preceding business day.

(B)	The Participant Deferral Account shall be credited on each Crediting Date with the total amount of any Participant deferrals to such account since the last preceding Crediting Date.

(C)	The Company Contribution Account shall be credited on each date specified by the Committee with the total amount of Company Contributions to such account since the last date that Company Contributions were credited.

(D)	The Participant Deferral Account and the Company Contribution Account shall be credited or debited on each day securities are traded on a national stock exchange with the amount of deemed investment gain or loss resulting from the performance of the investment funds elected by the Participant in accordance with Section 2.4. The amount of such deemed investment gain or loss shall be determined by the Committee and such determination shall be final and conclusive upon all concerned.

(E)	A Participant, by electing to participate in this Plan, agrees that neither the Company nor the Plan Committee has any liability for the investment results of the assets set aside in the Trust.

(F)	The Trustee, as directed by the Plan Committee, shall have the duty and sole authority to invest the Trust assets and funds in accordance with the terms of the Trust Agreement, and all rights associated with the Trust assets shall be exercised by the Trustee, as designated by the Board.

3.6. Forfeitures. If any amount of Participant Contributions are forfeited in any year, such forfeited amounts shall be used to reduce future Company Contributions.

3.7. Funding. The assets of the Plan shall be held under the Trust Agreement (a “grantor” or “rabbi” trust). As such, the Plan is intended to be an unfunded plan for purposes of the requirements of ERISA and the Code. Notwithstanding the provisions under the terms of the Plan that amounts contributed to this Plan, plus earnings thereon, shall be allocated to separate accounts of Participants or that such amounts may become “vested”, all such amounts credited to such individual accounts shall remain the general assets of the Company, and as such shall remain subject to the claims of the general creditors of the Company. This Plan and the related Trust Agreement do not create, nor does any Employee, Participant or Beneficiary have any right with respect to any specific assets of the Company.

Under no circumstances shall the assets of the Plan, whether held under the Trust Agreement or otherwise, be located outside the United States.

3.8 Insurance Contracts. In connection with this Plan, the Company may, in its sole discretion, direct the Trustee to purchase life insurance contracts insuring Participants in this Plan but owned solely by the Trust (“Life Insurance Contract(s)”). All premiums with respect to Life Insurance Contracts shall be paid out of contributions to the Plan that have been transferred to the Trustee, and the Trust shall be the sole beneficiary under such policies. The Company has no obligation to direct the purchase of a Life Insurance Contract with respect to any Participant. Whether a given life insurance policy owned by the Trust and covering a Participant in this Plan is a Life Insurance Contract under this Plan with respect to such Participant shall be determined by the Plan Committee in its sole discretion.

4. Vesting of Benefits.

4.1. Vesting of Participant Deferral Accounts. The Participant Deferral Account of each Participant shall be one hundred percent (100%) vested in such Participant at all times, provided, however, that in the event of a Haircut Withdrawal, a portion of such account shall be forfeited in accordance with Section 5.5.

4.2. Company Contribution Account. The Company Contribution Account of each Participant shall be one hundred percent (100%) vested in such Participant at all times, provided, however, that in the event of a Haircut Withdrawal described in Section 5.5, a portion of such account shall be forfeited in accordance with Section 5.5.

5. Types of Benefits.

5.1. Age 65 Benefit. If a Participant so elects in his Written Election, he shall receive his Retirement Benefit(s) with respect to all his Written Election(s) upon Retirement in the form(s) specified on the respective Written Election(s) governing such benefit.

5.2 Termination of Service Benefit. If a Participant’s employment with the Company terminates prior to distribution, he will receive his Retirement Benefit calculated under the definition of Retirement Benefit under Section 1 in the manner specified in Section 6.1(B).

5.3. Disability Benefit.

(A) If a Participant is determined to be Disabled as defined in the definition of Disabled in Section 1, he will receive his Retirement Benefit with respect to all his Written Elections, in the applicable form(s) elected by the Participant in his Written Election(s), commencing as soon as practical after the Committee’s determination that the Participant is disabled.

(B) The determination of whether a Participant is Disabled shall be made by the Plan Committee as follows:

(1)	A Participant who believes he has suffered a Disability shall make application to the Plan Committee, on a form prescribed by the Plan Committee, for a determination of whether he is Disabled. The Participant shall make such written application to the Plan Committee on or after the date which is at least five (5) consecutive months following the date he first suffered the impairment under consideration. Any determination by the Plan Committee that a Disability exists shall be effective only after the date the Disability has continued for six (6) consecutive months.

(2)	The Plan Committee shall notify each Participant who has made application under this Section 5.3(B), in writing, of its determination within three (3) months of the date the Plan Committee receives the Participant’s application hereunder. The Participant shall cooperate in providing any information to the Plan Committee which it requires in making its determination, including, but not limited to, access to the Participant’s medical records, direct contact with his physician and physical examination by a physician selected by the Company. Any Participant who does not fully cooperate shall be deemed not Disabled by the Plan Committee and so notified.

(3)	Notwithstanding anything in Sections 5.3(B)(1) and (2) to the contrary, a Participant may file a claim for Disability benefits at any time after incurring a Disability and prior to the dates specified in such sections, provided that the physician treating the Participant for the disabling condition submits the evidence and certification described in the definition of Disabled in Section 1, and provided further that the Participant must still file the written application contemplated in Section 5.3(B)(1) and provide the requisite cooperation described in Section 5.3(B)(2) in order to receive such benefits. Any determination by the Plan Committee that a Disability exists under this Section 5.3(B)(3) will be effective on the date of such determination.

(4)	Except to the extent an appeal is available under this Plan, all determinations made by the Plan Committee shall be final, and no Participant shall be considered Disabled for any purpose whatsoever under the provisions of this Plan if determined not to be Disabled by the Plan Committee under the procedures set forth in this Section 5.3(B).

5.4. Death Benefit.

(A) If a Participant dies after a distribution under Sections 5.1, 5.2, 5.3, 5.5 or 5.6 of this Plan has commenced, the payments of such distribution otherwise due to the Participant will continue to his designated Beneficiary, in the applicable form elected by the Participant in his Written Election.

(B) If a Participant dies before a distribution under this Plan has commenced and the Trustee has not purchased a Life Insurance Contract in connection with such Participant’s participation in this Plan, the Participant’s designated Beneficiary will receive the Participant’s Retirement Benefit with respect to all his Written Elections, in the applicable form(s) elected by the Participant in his Written Election(s).

(C) If a Participant dies before a distribution under this Plan has commenced the Participant’s designated Beneficiary will receive the group term life insurance policy benefit ($200,000 for 2004) and the vested balance of all accounts under this Plan.

5.5 Haircut Withdrawals. A Participant, while he is employed by the Company, may make one withdrawal from his Deferred Compensation Account by written request to the Committee; provided, however, that a Participant who requests a withdrawal under this Section 5.5 shall incur a penalty (the “haircut”) equal to the greater of $500 or 5% of the amount withdrawn, and this penalty shall be forfeited from the Deferred Compensation Account of the Participant. The Participant must also forgo participation in the Plan until the beginning of the first Plan Year that begins at least six months after the date of the withdrawal. At that time, the Participant must make a new Written Election to make deferrals under the Plan as of the beginning of a Plan Year, provided he is still eligible to do so, as his previous election will not automatically be reinstated.

Notwithstanding the foregoing, a Participant may not make the withdrawal described in the previous paragraph from any amounts deferred under the Plan on and after January 1, 2005.

5.6 Financial Hardship Withdrawals. A distribution from a Participant’s Deferral Account and/or Company Contribution Account may be made to a Participant on account of financial hardship, subject to the following provisions:

(A) A Participant may, at any time prior to his Retirement or termination of employment with the Company for any reason, including Disability, make application to the Committee to receive a distribution in a lump sum of all or a portion of his Deferred Compensation and Participant Contribution Accounts (determined as of the date the distribution, if any, is made under this Section 5.6) because of an unforeseeable emergency that results in severe financial hardship to the Participant. A distribution because of an unforeseeable emergency shall not exceed the amount required to meet the immediate financial need created by the unforeseeable emergency and not otherwise reasonably available from other resources of the Participant.

(B) The Participant’s request for a distribution on account of financial hardship must be made in writing to the Plan Committee. The request must specify the nature of the financial hardship, the total amount requested to be distributed from the Deferred Compensation or Participant Contribution Account, and the total amount of the actual expense incurred on account of financial hardship.

(C) If a distribution under this Section 5.6 is approved by the Committee, such distribution will be made as soon as practicable following the date it is approved. The processing of the request shall be completed as soon as practicable from the date on which the Committee receives the properly completed written request for a distribution on account of a financial hardship. If a Participant’s termination of service occurs after a request is approved in accordance with this Section 5.6, but prior to distribution of the full amount approved, the approval of the request shall be automatically null and void and the benefits which the Participant is entitled to receive under the Plan shall be distributed in accordance with the applicable distribution provisions of the Plan. Only one financial hardship distribution shall be made within any Plan Year.

(D) The Committee may from time to time adopt additional policies or rules governing the manner in which such distributions may be made so that the Plan may be conveniently administered.

(E) As to a hardship withdrawal from a Participant’s Post-AJCA Account, an unforeseeable emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Committee may, but is not required, to impose the definition of an unforeseeable emergency under this paragraph (E) on any withdrawal from a Participant’s Pre-AJCA Account.

(F) A distribution from a Participant’s Post-AJCA Account because of a hardship under this Section 5.6 shall not exceed the amount necessary to satisfy such emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

6. Distributions.

6.1. Form of Benefits. Benefits under the Plan shall be paid in the form associated with Type of Benefit to be received by the Participant under Section 5, and to the extent a Type of Benefit may be distributed in various forms, the Company shall pay benefits in the form elected by the Participant in his Written Election. Where yearly installments are contemplated, such installments shall be as nearly equal as possible. The forms of benefits associated with the Types of Benefits are the following:

(A) Benefits upon Retirement (Section 5.1), Disability (Section 5.3) or death (Section 5.4) may be paid in (i) one lump sum; (ii) 5 yearly installments; (iii) 10 yearly installments; or (iv) 15 yearly installments, as elected by the Participant in his Written Election deferring such amounts. The form of payment elected by a Participant in his Written Election for any Plan Year shall apply both to Participant Contributions and to Company Contributions that are made in or are allocable to such Plan Year.

(B) Benefits from a Participant’s Pre-AJCA Account shall, upon the Participant’s termination of employment with the Company for reasons other than Retirement, Disability or death (Section 5.2), be paid in one lump sum or five yearly installments, notwithstanding the pay-out election on the Participant’s Written Election. Within thirty days after the Participant’s termination of employment with the Company for a reason other than Retirement, Disability or death, the Participant shall elect to have his Pre-AJCA Account paid in one lump sum or in five yearly installments. If the Participant does not make an election during this thirty-day period, he shall receive his entire Pre-AJCA Account in a single lump sum.

Benefits from a Participant’s Post-AJCA Account shall, upon the Participant’s termination of employment with the Company for reasons other than Retirement, Disability or death, be paid in the form and at the time specified by the Participant in the applicable Written Election, except to the extent that the Participant has amended such directions where such a change is otherwise allowable under this Plan.

(C) A Haircut Withdrawal (Section 5.5) shall be paid in one lump sum; and

(D) Financial Hardship Benefit (Section 5.6) shall be paid in one lump sum.

6.2. Commencement of Payments. Payment of benefits under this Plan to the Participant will commence in accordance with the following:

(A) Retirement Benefit (Section 5.1), Disability Benefit (Section 5.3) and Death Benefit (Section 5.4) payments shall commence no later than January 15 of the Plan Year following the Plan Year in which the Participant retires, becomes disabled or dies, as the case may be. Termination of Service Benefits (Section 5.2) shall commence no earlier than the end of the seventh month that begins after the month in which the Participant’s termination of service occurs. Notwithstanding the foregoing, as to Post-AJCA Deferrals, Retirement Benefits and Termination of Service Benefits shall not be paid to any Specified Employee earlier than (i) six months after the date of the Participant’s Separation from Service (as defined by Regulations) or, (ii) if earlier, the date of the Participant’s death. A Specified Employee is any Participant who is a key employee of the Company or any affiliate of the Company, as “key employee” is defined in Code Section 416(i) without regard to paragraph (5) thereof, and as affiliate is defined in Regulations.

(B) Financial Hardship Benefit (Section 5.6 and 5.6A) payments and Haircut Withdrawals (Section 5.5) payments shall commence no later than sixty (60) days after a request is approved by the Plan Committee.

6.3 Changes to Form and Time of Distribution. Changes to the form and time of distribution a Participant specified in his Written Election as to Post-AJCA Deferrals may be made only as set forth in this Section 6.3. Such an election shall be effective only if:

(A) The election does not take effect until at least twelve months after the date on which the election is made. An election is deemed to have been made for this purpose on the date it is received by the Committee or its designee.

(B) The first payment with respect to which the election shall apply is deferred for a period of not less than five years from the date as of which it would otherwise have been made.

(C) The election does not accelerate the distribution.

(D) If the election related to a distribution that was to have been made pursuant to the Participant’s selection of a specific date for the distribution to be made or to commence, the election is made not less than twelve months prior to the date of the first scheduled payment.

7. Amendment, Termination of Plan, Change in Control.

7.1. Amendment. The Company reserves the right to amend the Plan at any time by resolution of the Board. The Board will determine the effective date of any such amendment. The amendment may not deprive any Participant or Beneficiary of any portion of a benefit accrued under the terms of this Plan at the time of the amendment.

7.2. Termination of Plan. The Company reserves the right to terminate the Plan at any time by resolution of the Board. In the event of Plan termination, the Company will calculate the Retirement Benefit of each Participant as of the effective date of the termination and distribute such amounts to the Participant or Beneficiary in a lump sum within thirty (30) days of the Plan’s termination. This Section 7.2 shall not apply to the extent not allowable under Regulations.

7.3. Change in Control. In the event of a Change in Control, the Plan shall automatically terminate and the provisions of Section 7.2 shall control.

8. Benefits not Funded.

(A) Participants Unsecured Creditors. Participants and Beneficiaries have the status of unsecured creditors of the Company, and the Plan constitutes a mere promise by the Company to make benefit payments in the future. A Participant’s or Beneficiary’s interest in the Plan is an unsecured claim against the general assets of the Company, and neither the Participant nor a Beneficiary has any right against the Participant’s account balances until the Plan has distributed the Participant’s benefit.

(B) Deposits to Trust. Notwithstanding anything in Section 8(A) to the contrary, the Company will make a transfer of cash to the Trust in the amount necessary to fund the deferred compensation. A copy of the Trust Agreement is attached to this Plan. However, such Trust created by the Company is intended to be a grantor or “rabbi” trust, and any assets held by such Trust to be used to assist the Company in meeting its obligations under the Plan, provided that all such assets shall at all times remain subject to the claims of creditors of the Company.

(C) “Top Hat” Plan. It is the intention of the Company that this Plan and the accompanying Trust shall constitute an unfunded arrangement maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

9. Miscellaneous.

9.1. Designation of Beneficiary.

(A) Designation. Each Participant shall designate, in writing, prior to the date he first becomes a Participant in the Plan, one or more Beneficiaries to receive his benefit under the provisions of Section 5.4. The Participant shall file the written designation with the Plan Committee. The Participant may revoke a previous Beneficiary designation by filing a new written beneficiary designation with the Plan Committee, which shall be effective upon receipt by the Plan Committee.

(B) No Designated Beneficiary. If a Participant fails to file a valid designation of beneficiary with the Plan Committee under the provisions of this Section 9.1, or if no designated Beneficiary survives the Participant, then the death benefit under this Plan shall be payable to the Participant’s spouse or, if no spouse survives, then to the Participant’s estate. If a Participant names more than one primary Beneficiary, one or more primary Beneficiary(ies) does not survive the Participant, and the Participant has not named a contingent Beneficiary for the share allocated to the deceased Beneficiary, the portion allocable to the deceased Beneficiary(ies) shall pass as if there is no surviving Beneficiary (i.e., to the Participant’s spouse or estate, as applicable).

(C) Secondary Beneficiaries. If a Beneficiary becomes entitled to payments under this Plan as the result of having survived the Participant, the Beneficiary may designate his own Beneficiary to receive such Plan benefits as may be due to him and unpaid at the time of his death. Any Beneficiary designation under this Section 9.1(C) shall be subject to the same terms and conditions applicable to a Beneficiary designation by a Participant (as specified in this Section 9.1), including the default beneficiary designations described in 9.1(B).

(D) Automatic Revocation Upon Divorce. Notwithstanding anything in this Section 9.1 to the contrary, if a Participant or Beneficiary who has designated another Beneficiary under Section 9.2 is subsequently divorced, all beneficiary designations executed by such Participant or Beneficiary prior to the effective date of the dissolution of marriage are automatically revoked under the terms of this Section 9.1. In such event, the Participant or Beneficiary may thereafter designate one or more Beneficiaries in accordance with the terms of this Section 9.1. If none is made following the effective date of the dissolution of the marriage, the individual’s benefit shall be distributed upon his death pursuant to the terms of Section 9.1(B).

9.2. Benefits Not Assignable. The rights of each Participant or Beneficiary are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or any Beneficiary. Neither the Participant nor Beneficiary may assign, transfer or pledge the benefits under this Plan. Any attempt to assign, transfer or pledge a Participant’s benefits under this Plan is void.

9.3. Benefit. This Plan constitutes an agreement between the Company and each of the Participants which is binding upon and inures to the Company, its successors and assigns and upon the Participant and his heirs and legal representatives.

9.4. Headings. The headings of the Articles and Sections of this Plan are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

9.5. Notices. All notices, requests, demands, and other communications under this Plan shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or (except as otherwise specified in this Plan) on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified (return receipt requested), postage prepaid, and properly addressed to the last known address to each party as set forth on the first page thereof. Any party may change its address for purposes of this Section by giving the other parties written notice of the new address in the manner set forth above.

9.6. No Loans. The Plan does not permit any loans to be made to any Participant or Beneficiary.

9.7. Gender Usage. The use of the masculine gender includes the feminine gender for all purposes of this Plan.

9.8. Expenses. Costs of administration of the Plan shall be paid by the Company.

9.9. Claims Review Procedure.

(A) A claim for benefits must be filed, in writing, with the Company’s Human Resources Department. A written disposition of a claim shall be furnished to the claimant within ninety (90) days (forty-five (45) days in the case of a Disability claim) after the claim for benefits is filed, subject to an extension of up to ninety (90) days (for Disability claims, two, thirty (30) day extensions). In the event that an extension is required, the Human Resources Department will notify the Participant in writing (including a statement of the reasons for the extension) before the expiration of the then-pending response period. In the event a claim for benefits is denied, the Human Resources Department shall provide the claimant with the reasons for denial (including, without limitation, a reference to any section of the Plan that may be implicated and/or any additional information needed to perfect the claim and the reason it is required) and notification of his rights of appeal under this Plan (and such other applicable information of documentation germane to the decision as may be required by law).

(B) A claimant whose claim for benefits is denied in whole or in part may file for a review of such denial with the Plan Committee, no later than sixty (60) days (one hundred eighty (180) days for Disability cases) after he has received written notification of the denial.

(C) The Plan Committee shall give a request for review a full and fair review, without deference to the initial review of the Human Resources Department. No person who participated in the initial review of the claim (or any subordinate of such person) may participate in the decision on the appeal of the claim. If the claim for benefits is denied upon completion of a full and fair review, notice of such denial shall be provided to the claimant within sixty (60) days (forty-five (45) days in the case of a Disability claim) after the Plan Committee’s receipt of such written claim for review. This initial period may be extended by a period of equal length in the event of special circumstances. Such special circumstances shall be communicated to the claimant in writing within the initial period. If there is an extension, a decision shall be made as soon as possible, but not later than 120 days (90 days for Disability claims) after receipt by the Plan Committee of such claim for review. In the case of an appealed Disability claim, the determination of which is based in whole or in part on medical judgment, the Plan Committee shall consult with a health care professional with appropriate training in the applicable field of medicine and shall identify those consulted, provided that the selected health care professional may not be any individual who was consulted in connection with the initial adverse decision (or any subordinate of such individual).

(D) If benefits are provided or administered by an insurance company, insurance service, or other similar organization which is subject to regulation under the insurance laws, the claims procedure relating to these benefits may provide for review. If so, that company, service, or organization will be the entity to which claims are addressed.

9.10. No Other Agreements or Understandings. This Plan represents the sole agreement between the Company and Participants concerning its subject matter and it supersedes all prior agreements, arrangements, understandings, warranties, representations, and statements between the parties concerning its subject matter.

10. Administration.

10.1 Responsible Parties. The persons responsible for the Plan and the duties and responsibilities allocated to each are as follows:

(A)	Board.

(i)	To amend the Plan;

(ii)	To appoint and remove member of the Committee;

(iii)	To designate Participants; and

(iv)	To terminate the Plan.

(B)	Committee.

(i)	To interpret the provisions of the Plan and to determine the rights of the Participants under the Plan, except to the extent otherwise provided in Section 9.9 relating to claims review procedures;

(ii)	To administer the Plan in accordance with its terms, except to the extent powers to administer the Plan are specifically delegated to another person or persons as provided in the Plan;

(iii)	To account for the Retirement Benefits of Participants; and

(iv)	To direct the Company in the payment of benefits.

(v)	To file such reports as may be required with the United States Department of Labor, the Internal Revenue Service and any other government agency to which reports may be required to be submitted from time to time; and

(vi)	To administer the claims procedure to the extent provided in Section 9.9.

10.2 Authority to Interpret Plan. Subject to the claims procedure set forth in Section 9.9, the Committee shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and to decide any dispute which may arise regarding the rights of Participants hereunder, including the discretionary authority to construe the Plan and to make determinations as to eligibility and benefits under the Plan. Determinations by the Committee shall apply uniformly to all persons similarly situated and shall be binding and conclusive upon all interested persons.

10.3 Third Party Advisors. The Committee may engage an attorney, accountant, actuary or any other technical advisor on matters regarding the operation of the Plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the Plan. The Committee shall from time to time, but no less frequently than annually, review the financial condition of the Plan and determine the financial and liquidity needs of the Plan. The Committee shall communicate such needs to the Company so that its policies may be appropriately coordinated to meet such needs.

10.4 Compensation of Members. No fee or compensation shall be paid to any member of the Committee for his service as such.

10.5 Indemnification. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums for which are paid from the Company’s own assets), each member of the Committee and each other officer, employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith, willful misconduct or gross negligence.

10.6. Liability. To the extent permitted by law, neither the Plan Committee nor any other person shall incur any liability for any acts or for any failure to act except for liability arising out of such person’s own willful misconduct or willful breach of the Plan.

IN WITNESS WHEREOF, the Company has adopted this amended and restated Plan effective on January 1, 2005.

PEDIATRIC SERVICES OF AMERICA, INC.

By:	/s/ Daniel J. Kohl
Daniel J. Kohl
President and Chief Executive Officer